Exhibit 10.4

AGENUS INC.
DIRECTORS’ DEFERRED COMPENSATION PLAN
(As amended through June 13, 2012)
ARTICLE I
GENERAL
1.1 Establishment of Plan. Agenus Inc. (“Agenus”) hereby establishes the Agenus Directors’ Deferred Compensation Plan (the “plan”), effective as of June 11, 2003, to allow each member of the Agenus Board of Directors who is not also an officer or employee of Agenus to defer receipt of all or a portion of the cash compensation payable to him or her as a director of Agenus until his or her termination of service as a director or, subject to requirements set forth in Section 3.1, such other date as may be specified by him or her.
1.2 No Right to Corporate Assets. This plan is unfunded and Agenus will not be required to set aside, segregate, or deposit any funds or assets of any kind to meet its obligations hereunder. Nothing in this plan will give a participant, a participant’s beneficiary or any other person any equity or other interest in the assets of Agenus, or create a trust of any kind or a fiduciary relationship of any kind between Agenus and any such person. Any rights that a participant, beneficiary or other person may have under this plan will be solely those of a general unsecured creditor of Agenus.
1.3 Limitation on Rights Created by Plan. Nothing in this plan will give a participant any right to continue as a director of Agenus.
1.4 Nonalienation of Benefits. The rights and benefits of a participant in this plan are personal to the participant. No interest, right or claim under this plan and no distribution therefrom will be assignable, transferable or subject to sale, mortgage, pledge, hypothecation, anticipation, garnishment, attachment, execution or levy, except by designation of beneficiaries as provided in Section 3.6.
1.5 Binding Effect of Plan. This plan will be binding upon and inure to the benefit of participants and designated beneficiaries and their heirs, executors and administrators, and to the benefit of Agenus and its assigns and successors in interest.
1.6 Administration. This plan will be administered by the Chief Financial Officer of Agenus or other officer designated by the Board of Directors (the “Administrator”) who will have sole responsibility for its interpretation.
1.7 Interpretation. This plan will be construed, enforced and administered according to the laws of the Commonwealth of Massachusetts.

Exhibit 10.4

ARTICLE II
DEFERRAL OF COMPENSATION
2.1 Deferral Agreement. Any member of the Board of Directors of Agenus who is not an officer or employee of Agenus or its subsidiaries (an “outside director”) is eligible to participate in this plan. An outside director may participate in the plan by executing an agreement before September 30 of any year prior to the calendar year in which such agreement will take effect authorizing Agenus to defer all or a portion of his or her compensation as director (the “deferral agreement”). A deferral agreement will remain in effect for each succeeding calendar year unless the participant files a written revocation or superseding deferral agreement with the Administrator. A deferral agreement for any particular year is irrevocable after the last day of the immediately preceding calendar year.
2.2 Amount of Deferral. Each participant may elect in his or her deferral agreement to defer 25 percent, 50 percent, 75 percent or 100 percent of the total cash compensation paid to the participant as an outside director of Agenus.
2.3 Deferral Account. For bookkeeping purposes only, the Administrator will establish and maintain an account (the “deferral account”) for each participant which documents the compensation deferred by the participant, earnings credited to the account and payments from the account. The deferral account will consist of a subaccount for amounts earning interest, which will be denominated on a dollar basis (the “cash account”), and a subaccount for amounts invested in hypothetical shares of Agenus common stock, $0.01 par value, which will be denominated on a share basis (the “stock account”). Each participant will indicate in his or her deferral agreement the percentage of future deferrals to be invested in the cash account and the stock account. Amounts may not be transferred between the cash account and the stock account.
2.4 Cash Account. As of the tenth business day after the end of each calendar quarter, the Administrator will credit to the participant’s cash account an amount equal to the amount of compensation otherwise payable to the participant in the preceding calendar quarter and which the participant had elected to defer and invest in the cash account pursuant to Section 2.1. As of the last day of each calendar year, the Administrator will credit interest on the balance in the cash account on that date at the rate paid on one-year Treasury bills hypothetically purchased on the first day of such calendar year. For a participant receiving installment payments, interest will be credited on the balance from time to time remaining in the cash account until the account has been completely paid.
2.5 Stock Account. As of the tenth business day of each calendar quarter, the Administrator will credit to the participant’s stock account a number of units representing shares of common stock equal to the amount of compensation otherwise payable to the participant and which the participant had elected to defer pursuant to Section 2.1 and invest in common stock divided by the applicable stock price for such common stock. The applicable stock price shall mean the

Exhibit 10.4

average of the closing price for such common stock for all trading days during the applicable calendar quarter as reported by Nasdaq National Market or, if not then traded on the Nasdaq National Market, as reported by a system or organization selected by the Administrator. As of the date of payment of any cash dividend on shares of common stock, the Administrator will credit to the stock account a number of units representing shares of common stock equal to (i) the cash dividend per share times the number of units representing shares credited to the stock account as of the dividend record date divided by (ii) the closing price for such shares of common stock on the date of payment of the dividend. As of the date of payment of any stock dividend on shares of common stock, the Administrator will credit to the stock account a number of units representing shares equal to the stock dividend declared times the number of units representing shares of common stock upon which such dividend was declared credited to the stock account as of the dividend record date. In the event of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares or similar change affecting common stock, appropriate adjustment will be made in the number and/or kind of units representing shares credit to the stock account. The stock account is maintained for bookkeeping purposes only. Prior to distribution to a participant under Section 3.3 or 3.4, units representing shares credited to the stock account are not considered actual shares of common stock of Agenus for any purpose and a participant will have no right as a stockholder with respect to such shares. Units representing shares will include fractional units computed to three decimal places.
2.6 Shares Subject to the Plan. The aggregate number of shares of common stock which have been reserved for issuance under this plan is 225,000. In the event of any stock dividend, split-up, combination or reclassification of shares, recapitalization or similar capital change relating to the common stock, the maximum aggregate number and kind of shares or securities of Agenus that may be issued under the plan shall be appropriately adjusted by the Agenus Board of Directors (whose determination shall be conclusive).
ARTICLE III
PAYMENT OF DEFERRED COMPENSATION
3.1 Commencement of Payment. Each participant will elect in his or her deferral agreement to have payments commence in the calendar year following his or her termination of service as a director or such other calendar year as may be specified; provided, however, that if a participant elects to have payments commence in a calendar year other than the calendar year following his or her termination of service as a director, the earliest calendar year that a participant may elect to have payments commence shall be the second calendar year following the date of such election. For example, a deferral agreement executed in 2004 may not specify a payment commencement date earlier than 2006. Such election will be irrevocable. Notwithstanding the foregoing, for purposes of this Section 3.1, “termination of service as a director” shall mean the participant’s “separation from service” as that phrase is used for purposes of Section 409A of the Internal Revenue Code (the “Code”) and as set forth in Treasury Regulations promulgated pursuant to Code Section 409A.

Exhibit 10.4

3.2 Election of Form of Payment. Each participant will elect in his or her deferral agreement to have his or her deferral account paid in either a lump sum or in annual installments for a period specified by the participant, which period may not exceed five years.
3.3 Lump Sum Payments. A participant who elects to have his or her deferral account paid in a lump sum will receive the lump sum payment on or before March 1 of the year specified in the deferral agreement for commencement of payment. The lump sum payment will consist of (a) cash in the amount credited to his or her cash account, and (b) subject to Section 3.5, the number of shares of common stock equal to the number of units representing shares credited to his or her stock account; provided, however, that no fractional shares will be issued under the plan and the number of shares issued will be rounded down to the nearest full share.
3.4 Installment Payments. A participant who elects to have his or her deferral account paid in annual installments will receive an installment payment on or before March 1 of each year that installments are due commencing with the year specified in his or her deferral agreement. Each installment payment will consist of (a) cash in the amount credited to his or her cash account on the date of payment divided by the number of annual installments remaining to be paid, and (b) subject to Section 3.5, the number of shares of common stock equal to the number of units representing shares credited to his or her stock account divided by the number of annual installments remaining to be paid; provided, however, that no fractional shares will be issued under the plan and the number of units representing shares issued will be rounded down to the nearest full share.
3.5 Limitation on Stock Distributions. If a participant would receive any payment from his or her stock account in excess of the number of shares remaining under the plan, such participant shall receive cash in an amount equal to a number of units representing shares of common stock in his or her stock account times the closing price for such common stock as of the trading day preceding the date of distribution as is necessary to avoid exceeding such remaining number. If more than one participant is in that situation, the Administrator will determine allocations among participants.
3.6 Beneficiaries. A participant may designate in his or her deferral agreement a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive any payments to be made upon his or her death. A participant may elect to have payments to beneficiaries paid in a lump sum or in annual installments for a period not to exceed five years. At any time, and from time to time, a participant may change or revoke his or her designation of beneficiary or form of payment without the consent of any beneficiary. Any such designation, change or revocation must be made in writing and filed with the Administrator. If the participant designates more than one beneficiary, any payments to beneficiaries will be made in equal percentages unless the participant designates otherwise. Any portion of a participant’s deferral account that is not disposed of by designation of beneficiary upon the participant’s death will be paid to his or her estate.
3.7 Payments on Death. If a participant dies before full payment of his or her deferral account, Agenus will make payments to the participant’s designated beneficiary or beneficiaries, or to his or her estate, of the amount remaining in the deceased participant’s deferral account. Such

Exhibit 10.4

payments will be in the form designated by the participant and will commence on the tenth business day of the calendar year following the death of the participant (or as soon thereafter as practicable) and, in the case of annual installments, will be paid on or before March 1 of each succeeding year. The Administrator may, in his or her discretion, accelerate payment of the cash account, but not the stock account, upon a participant’s death.
3.8 Hardship Distributions from Accounts. The Administrator may, in his or her discretion, distribute a portion or all of a participant’s cash account in case of an unanticipated emergency that is caused by an event beyond the control of the participant and that would result in severe financial hardship to the individual if early withdrawal were not permitted. The Administrator will determine the date of payment of the distribution. Hardship distributions are not permitted from a participant’s stock account. Notwithstanding the foregoing, this Section 3.8 shall be interpreted consistent with Treasury Regulations promulgated pursuant to Code Section 409A, so that a distribution shall only be permitted under this Section 3.8 if the facts and circumstances that would otherwise permit a distribution under this Section 3.8 also qualify as an “unforeseeable emergency” as that term is defined in Treasury Regulation Section 1.409A-3(i)(3), and the distribution shall only be made to the extent permitted under Treasury Regulation Section 1.409A-3(i)(3).
ARTICLE IV
AMENDMENT AND TERMINATION
4.1 Amendment. Agenus may, without the consent of any participant, beneficiary or other person, amend the plan at any time and from time to time; provided, however, that no amendment will reduce the amount credited prior to such amendment to the deferral account of any participant. Notwithstanding the foregoing, no amendment to the plan shall be made that has the effect of modifying the time at or the manner in which any payment would otherwise be made under the terms of the plan, except to the extent that such modification of the time or manner of payment is expressly permitted under Treasury Regulations promulgated under Code Section 409A.
4.2 Termination. Agenus may terminate the plan at any time. Upon termination of the plan, no further deferrals shall be permitted, and distribution of amounts previously deferred shall be made under the terms of the plan as in effect without regard to the termination; provided, however, that Agenus may accelerate payment of benefits upon the termination of the plan consistent with the provisions of Treasury Regulation Section 1.409A-3(j)(4)(ix) (regarding plan terminations and liquidations).
Adopted by directors on March 28, 2003
Approved by shareholders on June 10, 2003
Amendment No. 1 effective January 1, 2005
Amendment No. 2 approved by directors on March 8, 2007

Exhibit 10.4

Amendment No. 2 approved by shareholders on June 6, 2007
Amendment No. 3 approved by directors on March 12, 2009
Amendment No. 3 approved by shareholders on June 10, 2009
Amendment No. 4 effective December 9, 2010
Amendment No. 5 approved by directors on March 10, 2011
Amendment No. 5 approved by shareholders on June 15, 2011
Amendment No. 6 approved by directors on March 15, 2012
Amendment No. 6 approved by shareholders on June 13, 2012